UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Grubb & Ellis Company
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On November 18, 2008, Grubb & Ellis Company sent the following letter to its stockholders.
November 18, 2008
Dear Grubb & Ellis Stockholder:
          We are asking for your support to re-elect three of your experienced and independent directors — Harold H. Greene, Devin I. Murphy and D. Fleet Wallace. Please be sure your shares are voted at the upcoming Annual Meeting on Wednesday, December 3, 2008. It is quick and easy to vote by telephone or on the Internet — or by signing, dating and returning the enclosed WHITE proxy card today.
          Your Board and management team have confidence in the Company’s future and our interests are closely aligned with yours — in fact, we own more than 25% of the Company’s outstanding shares of common stock. We ask you to support us by voting your shares FOR ALL of the Company’s directors on the WHITE proxy card.
          Unfortunately, Anthony Thompson — who resigned as a director and as Chairman of the Board just two months after the merger of Grubb & Ellis and NNN Realty Advisors to start a competitor, Thompson National Properties — has launched a costly and disruptive proxy contest to elect himself and two others to your Board. We believe this is a blatant attempt by Mr. Thompson to ultimately take control of your Company and install one of his nominees, Stuart Tanz, as CEO of Grubb & Ellis. Furthermore, we believe Mr. Thompson may intend to cause your Company to either buy or absorb his fledgling company.
          We urge you to reject Mr. Thompson and his self-serving proxy campaign and to discard any proxy materials and not sign any green proxy cards you may receive from him.
SETTING THE RECORD STRAIGHT ABOUT MR. THOMPSON’S CAMPAIGN
          Stockholders should consider the following about Mr. Thompson and his hand-picked director nominees:
•	In late June of 2008, just four months after he resigned, Mr. Thompson requested that he be put back on your Board — notwithstanding the fact that he was then running his own private company as a direct competitor to Grubb & Ellis.

•	Five of your independent directors met with Mr. Thompson on July 8, 2008 to discuss his request to be reappointed to your Board, at which time Mr. Thompson also brought with him one of his current nominees, Stuart Tanz, as someone who might be interested in playing a role in the future of the Company.

•	The Governance and Nominating Committee of your Board was charged with making a recommendation to the full Board on Mr. Thompson’s reappointment request. The Committee thoroughly considered the request, including conducting interviews with the Company’s executives, employees, as well as certain third parties with whom the

Company does business. An overwhelming number of these key constituents did not welcome, or view as positive, Mr. Thompson’s return as a Grubb & Ellis director.
•	On July 21, 2008, the Board informed Mr. Thompson of its unanimous conclusion that it was not in the best interests of the Company and its stockholders to put Mr. Thompson back on the Grubb & Ellis Board.

•	It is important to note that at the time your Board rejected Mr. Thompson’s request to be reappointed, your Board consisted of: four legacy NNN Realty directors, each of whom had been expressly approved by Mr. Thompson to serve on the NNN Board; three legacy Grubb & Ellis directors; and one new independent director, Devin Murphy, who was appointed on July 10, 2008.

•	On August 12, 2008, Mr. Thompson sent a letter to the Company making it clear that he was unlikely to accept the Board’s decision concerning the rejection of his reappointment and threatened a proxy battle over the issue.

•	In late August of 2008, Mr. Tanz formally expressed interest in the permanent CEO position and took part in an initial screening by the Company’s independent executive search firm. While it is the Company’s policy to not comment on the status of the CEO search process, we can confirm that Mr. Tanz was eliminated in September of 2008 as a candidate for the CEO position, as he did not meet the Company’s required qualifications.
          Mr. Thompson’s “strategic program” for Grubb & Ellis offers stockholders nothing that has not already been implemented or considered by your Board and executive management, and completely ignores the realities of the current economic environment and real estate market. We strongly believe that Mr. Thompson and his nominees are the wrong choice for Grubb & Ellis as the Company moves forward to address the many challenges in the current economic and business environment and to reap the benefits from the merger with NNN Realty.
•	Having a direct competitor, such as Mr. Thompson, serve on your Board is contrary to good corporate governance principles, and clearly NOT in the best interests of stockholders.

•	Properties controlled by Mr. Thompson continue to be in default on loans from the Company and Mr. Thompson continues to be a seller of the Company’s stock. Currently, one Thompson property remains in default on principal and interest payments of nearly $1 million and another is in arrears for expenses of more than $300,000. Furthermore, since the closing of the Company’s merger with NNN Realty in December 2007, Mr. Thompson has sold the Company’s stock on 16 separate occasions, sometimes in multiple trades on the same day.

•	We believe that Stuart Tanz, who was rejected for the permanent CEO position, could be a disruptive influence on your Board as we move to complete our ongoing CEO search process. Furthermore, just because Mr. Tanz previously served as the former CEO of a public REIT that managed strip shopping centers (before being sold in 2006) does not make him qualified to serve on your Board.

•	Harold Ellis, 77, who co-founded the Company in 1958, resigned as CEO and as a director of Grubb & Ellis in 1992. It has been 16 years since Mr. Ellis has had any involvement with the Company.
          Your Board strongly believes that the best interests of the Company and its stockholders will not be served by electing Mr. Thompson, Mr. Tanz or Mr. Ellis, and we urge you to reject Mr. Thompson and his self-serving proxy campaign at the upcoming Annual Meeting.
GRUBB & ELLIS IS MAKING PROGRESS TO REALIZE THE BENEFITS
FROM THE MERGER, DESPITE THE DIFFICULT ENVIRONMENT
          In today’s volatile and turbulent economy, the real estate market, like nearly every industry, is facing unprecedented challenges. Since completion of the Company’s merger with NNN Realty, Grubb & Ellis has been focused on leveraging the strength of its brand combined with a powerful platform of real estate services and investment programs. Your Board and management team have taken aggressive actions to increase productivity, reduce costs and position the Company for profitable and sustainable growth and success.
•	During the third quarter of 2008, the Company raised approximately $245 million of equity for our investment programs — an increase of approximately 35% over the prior year period — bringing the total equity raised for the year to approximately $761 million.

•	According to industry reports, Grubb & Ellis ranked fifth among all public non-traded REIT sponsors in total sales for the third quarter of 2008. The total equity raise for the Company’s public non-traded REIT programs is up more than 90% during the first nine months of 2008, compared with the same period of 2007.

•	In 2008, Grubb & Ellis moved aggressively to take advantage of its brand — increasing to over 35,000 as compared to 13,600 at the end of 2007 the number of independent registered representatives selling our public non-traded Grubb & Ellis Healthcare REIT.

•	During the third quarter of 2008, the Company renewed six major corporate services accounts, including being selected by Kraft Foods Global as its facilities services provider for more than 4 million square feet of property.

•	In 2008, the Company instituted a Wealth Management Investment Platform to capitalize on meeting the needs of high net worth real estate investors throughout the world. So far in 2008, the Company has raised and placed $193 million in equity through this program.

•	Although revenues for the Company’s Transaction Services segment and the total Company are down for the first nine months of 2008 as compared to the same period of 2007, the results are in line with industry peers.

•	The Company has the leading 1031 securitized tenant-in-common platform — and our market share increased to 23% in the third quarter of 2008 as compared to 17% in the third quarter of 2007.

•	We have targeted annualized cost savings in excess of $20 million for 2009 as a result of our merger integration actions.

•	Since July 1, 2008, the Company has added 30 senior-level professionals and eliminated more than 10% of our brokerage sales professionals who did not meet production expectations.

•	The Board of Directors is undertaking a comprehensive search for a permanent CEO to lead the Company forward and to continue to execute on our strategic initiatives to the benefit of all stockholders. Additionally, in 2008, we have attracted ten experienced executives in key management and operational roles.

•	The Company has taken steps to strengthen its capital position in light of the challenging credit environment. On November 6, 2008, the Company announced the amendment of its $75 million senior secured revolving credit facility with Deutsche Bank Trust Company Americas, which principally modifies select financial covenants to reflect the impact of the current economic environment on the Company’s financial performance.

•	The Company is diligently exploring the sale of corporate owned real estate assets as a means to raise capital and reduce debt. On October 31, 2008, the Company entered into a definitive agreement with Matrix Connecticut, LLC to sell Danbury Corporate Center for $76 million.
          We strongly believe that electing Mr. Thompson and his nominees would undermine the important business inroads and reverse the constructive steps we have been taking since Mr. Thompson’s departure.
LEADING INDEPENDENT RESEARCH ANALYSTS AND INDUSTRY EXPERTS
RECOGNIZE THE MERITS OF OUR STRATEGY
          We believe that Grubb & Ellis has the right strategy, leadership team and Board of Directors to successfully navigate the current environment and position the Company for significant value creation. But don’t just take our word for it — consider what a number of leading independent real estate industry analysts have recently published about Grubb & Ellis1:
“Although the environment remains difficult, GBE continues to demonstrate an ability to execute its strategy and is maintaining share in a resource-constrained environment.”
(Brandt Sakakeeny, Deutsche Bank, 11.06.08)
“Given the company’s more diversified and competitive business model after the merger with NNN Realty Advisors, recent selling agreements with major broker-dealers and a stable and growing property management platform, we believe GBE can weather the economic downturn and credit crisis.”
(William Marks, JMP Securities, 11.07.08)

[1]	Permission to use quotations was neither sought nor obtained.

“We see several opportunities for the company to make fundamental changes in the operating platform (e.g., integration synergies, improve broker productivity, expand international presence), and view third-quarter results as showing continued progress toward these goals. In the long run, we believe Grubb has a good opportunity to emerge from the current downturn a much stronger and more competitive firm.”
(Brandon Dobell, William Blair & Company, 11.10.08)
GRUBB & ELLIS’ BOARD OF DIRECTORS IS EXPERIENCED, INDEPENDENT AND COMMITTED TO SERVING THE BEST INTERESTS OF ALL STOCKHOLDERS
          Your Board, which is comprised of eight directors, seven of whom are independent, takes its fiduciary duties seriously and is committed to serving the best interests of all Grubb & Ellis stockholders.
          Your Board has the necessary depth and breadth of expertise in areas that are critical to Grubb & Ellis’ continued success. Not only are most of Grubb & Ellis’ directors veterans in real estate, but they also bring experience in public company leadership, finance, accounting, professional services and government. Each of your directors is a seasoned leader who is committed to building value for all Grubb & Ellis stockholders.
          Your Board is asking you to re-elect the following directors at the upcoming 2008 Annual Meeting:
•	Harold H. Greene has served as a director of Grubb & Ellis since December 2007, and is a member of the Audit Committee and the Governance and Nominating Committee. Previously he served as a director of NNN Realty Advisors from November 2006 to December 2007. Mr. Greene is a 40-year veteran of the commercial and residential real estate lending industry and most recently served as the Managing Director for Bank of America’s California Commercial Real Estate Division from 1998 to his retirement in 2001. Mr. Greene currently serves as a director on the Board of Gary’s and Company, Paladin Realty Income Properties and William Lyon Homes.

•	Devin I. Murphy has served as a director of Grubb & Ellis since July 2008. He is a Managing Partner of Coventry Real Estate Advisors, LLC, a real estate private equity firm which sponsors opportunistic institutional investment funds that acquire and develop retail and mixed-used properties, and since its inception, has invested in excess of $2.5 billion of properties. Prior to joining Coventry Real Estate Advisors, LLC earlier this year, Mr. Murphy was the Global Head of Real Estate Investment Banking at Deutsche Bank Securities, Inc. from 2004 to 2007. Under his leadership, Mr. Murphy’s team executed over 500 separate transactions on behalf of clients representing total transaction volume exceeding $400 billion.

•	D. Fleet Wallace has served as a director of Grubb & Ellis since December 2007, and is a member of the Audit Committee and the Compensation Committee. Previously he served as a director of NNN Realty Advisors from November 2006 to December 2007. Mr. Wallace is a principal and co-founder of McCann Realty Partners, LLC, an apartment investment company focusing on garden apartment properties in the Southeast formed in October 2004. Mr. Wallace has been instrumental to the success of McCann Realty Partners which, since its inception, has acquired 14 apartment communities totaling over 3,300 units in transactions valued at more than $250 million. Mr. Wallace also serves as principal of Greystone Capital Management, LLC, formed in September 2001, and helps manage Greystone Fund, L.P.

PLEASE VOTE YOUR WHITE PROXY CARD TODAY!
          Your vote is extremely important — no matter how many or how few shares you own. Please take a few moments and follow the simple instructions to vote your proxy by Internet or Telephone.
          Stockholders may also sign, date and return the enclosed duplicate WHITE proxy card today in the postage-paid envelope provided. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., Toll-Free at (800) 322-2885.
          Sincerely,
          Your Board of Directors

Glenn L. Carpenter	Harold H. Greene	Gary H. Hunt
Chairman of the Board		Interim Chief Executive Officer

C. Michael Kojaian	Robert J. McLaughlin	Devin I. Murphy

D. Fleet Wallace	Rodger D. Young

Forward-Looking Statements
Certain statements included in this letter may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities and investment programs, synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors, certain combined financial information regarding Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the Company’s tenant-in-common programs, in particular; (v) the reduction in borrowing capacity under the Company’s current credit facility, and the additional limitations with respect thereto; (vi) the Company’s continuing ability to make interest and principal payments with respect to its credit facility; (vii) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (viii) the success of current and new investment programs; (ix) the success of new initiatives and investments; (x) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular and (xi) other factors described in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2007 and in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the Securities and Exchange Commission (the “SEC”). We do not undertake any obligation to update forward-looking statements.
Important Information
On November 10, 2008, Grubb & Ellis Company filed a definitive proxy statement with the SEC in connection with the Company’s 2008 Annual Meeting. Grubb & Ellis Company’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting decision because the definitive proxy statement contains important information. The Company’s definitive proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Grubb & Ellis Company at www.grubb-ellis.com. The Company’s definitive proxy statement and other materials will also be available without charge by written request addressed to Investor Relations, Grubb & Ellis Company, 1551 N. Tustin Avenue, Suite 300, Santa Ana, CA 92705. Grubb & Ellis Company, its directors and director nominees may be deemed to be participants in the solicitation of the Company’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, applications and interests of such individuals in the Company’s definitive proxy statement.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:
105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885